EXHIBIT 99.1

NEWS RELEASE
Visteon Announces Preliminary Second Quarter 2005 Financial Information
Second Quarter Highlights
•	Non-Ford sales of $1.8 billion; new business wins continue in core areas

•	Refinancing of credit facilities completed

•	Ford MOU signed; progress continues toward definitive agreements
VAN BUREN TOWNSHIP, Mich., Aug. 8, 2005 — Visteon Corporation (NYSE: VC), today announced preliminary second quarter 2005 sales of $5.0 billion and a net loss of $1.2 billion or $9.49 per share. These preliminary results include previously announced non-cash fixed asset impairment charges of $1.1 billion, or $9.01 per share.
The preliminary financial information presented is unaudited and remains subject to change because, as announced on May 10, 2005, the company’s Audit Committee is conducting an independent review of the accounting for certain transactions originating in the company’s North American purchasing activities. On August 1, 2005, Visteon provided an update on preliminary conclusions reached to date with respect to the transactions that have been the primary focus of the independent review. However, Visteon is not yet able to determine whether further adjustments may be required to the preliminary financial results presented, or in any other period, resulting from completion of the independent review, the company’s or its independent registered public accounting firm’s review processes or any subsequent events.
Non-Ford sales for the second quarter 2005 grew by $401 million, or 29 percent, compared with the second quarter 2004, to an all-time high of $1.8 billion and represented 36 percent of total sales. Ford sales decreased more than 7 percent to $3.2 billion, primarily reflecting lower production levels in North America and Europe. Currency favorably impacted total sales by $120 million.
Through the first half of the year Visteon has won more net new business with non-Ford customers than it did in the first half of 2004. These wins are balanced across several customers; 90 percent are in the core areas of electronics, interiors and climate and more than 80 percent are outside of North America.
“Our customer diversification continues as non-Ford sales were 36 percent of total sales in the second quarter and we continue to win new business with these customers in our key growth products,” said Mike Johnston, Visteon chairman and chief executive officer. “We also took a major step toward addressing a number of structural challenges in the company’s North American manufacturing operations by signing the memorandum of understanding with Ford. The Ford transaction will allow us to focus our efforts and resources to support our global customers in the core areas of electronics, interiors and climate and to take the required actions to improve our financial performance.”

Contact(s):
Media Inquiries	Investor Inquiries	Visteon Corporation
Jim Fisher	Derek Fiebig	One Village Center Drive
734-710-5557	734-710-5800	Van Buren Twp., Mich., 48111
jfishe89@visteon.com	dfiebig@visteon.com

As announced on August 1, 2005, second quarter 2005 preliminary financial results include a non-cash charge of $1.1 billion for fixed assets in both North America and Europe. In North America, non-cash charges of nearly $900 million were recorded as the company reduced, to estimated fair value, the carrying value of fixed assets related to the 24 facilities that will be transferred to Ford. Visteon also recorded a non-cash charge of about $250 million to reduce the carrying value of certain non-core fixed assets, primarily in Europe, related to drive line and engine air fuel systems.
Compared with results from the same period a year ago, second quarter 2005 results were adversely impacted by lower Ford production volumes, price reductions and increased reserves for Tier 1 customer bankruptcies. Second quarter results were positively impacted by the benefits of the Ford Funding Agreement agreed to in March 2005 as well as other net cost efficiencies. The Ford Funding Agreement reduced the wage reimbursement to Ford for Visteon-assigned Ford / UAW hourly employees.
Visteon ended the second quarter 2005 with $823 million of cash and $1,921 million in debt, resulting in net debt of $1.1 billion, $128 million lower than it was on March 31, 2005. This reduction was a result of improved operating cash flow primarily reflecting the benefit of reduced payment terms provided by the Ford Funding Agreement as well as reduced capital spending.
Refinancing of Credit Facilities
During the quarter, Visteon also obtained a new $300 million secured short-term credit facility, and revised the terms of its existing $775 million, five-year facility and the $250 million delayed draw term loan. On August 1, 2005, Visteon drew down $450 million on its revised bank facilities to fund the repayment of its maturing $250 million 7.95 percent notes and to provide additional required liquidity due to working capital needs associated with summer shut down at its primary customers. Visteon expects to repay a portion of the amount drawn on the bank facilities when it receives the $250 million short term loan from Ford upon reaching definitive agreements with Ford relating to the Ford MOU.
Memorandum of Understanding with Ford
On May 25, 2005, Visteon and Ford announced that they had entered into a memorandum of understanding to transfer 24 North American facilities to a Ford-managed entity. The parties have made significant progress toward signing definitive agreements, including resolving most of the significant transactional issues and receiving U.S. anti-trust and union approvals. Both parties remain committed to the goal of closing the transaction by the end of the third quarter.
Visteon and Ford have been working diligently to define how Visteon will support the Ford-managed entity after closing of the transaction. Although agreements are not completely formalized, Visteon anticipates a significant portion of its salaried workforce in North America will support the Ford-managed entity. These employees will continue to support the transferred business as required and the Ford-managed entity will reimburse Visteon for the cost of these employees.

Conference Call Scheduled at 9:00 AM EDT Today
At 9 a.m. (EDT) today, a conference call is scheduled to discuss the results in further detail, as well as other related matters.

Dial-in numbers:	U.S.: 888-452-7086; International: 706-643-3752 (Call in approximately 10 minutes prior to the start of the conference.)
Those interested in hearing a replay of the conference in the United States should call 800-642-1687; international callers should dial 706-645-9291. The pass code to access the replay is 6927704 (domestic and international). The replay will be available for one week.
Visteon will provide a broadcast of the quarterly meeting for the general public via a live audio webcast. The conference call, along with the financial results release, presentation material and other supplemental information, can be accessed through Visteon’s Web site at www.visteon.com/earnings.
Visteon Corporation is a leading full-service supplier that delivers consumer-driven technology solutions to automotive manufacturers worldwide and through multiple channels within the global automotive aftermarket. Visteon has approximately 70,000 employees and a global delivery system of more than 200 technical, manufacturing, sales and service facilities located in 24 countries.
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including the automotive vehicle production volumes and schedules of our customers, and in particular Ford’s North American vehicle production volumes; our ability to enter into definitive agreements that reflect the terms of the memorandum of understanding with Ford and close the transactions that are contemplated in the memorandum of understanding; implementing structural changes that result from the closing of the transactions contemplated by the memorandum of understanding in order to achieve a competitive and sustained business; our ability to satisfy our future capital and liquidity requirements and comply with the terms of our credit agreements; the results of the investigation being conducted by Visteon’s Audit Committee and the company’s inability to make timely filings with the SEC; the financial distress of our suppliers; our successful execution of internal performance plans and other cost-reduction and productivity efforts; charges resulting from restructurings, employee reductions, acquisitions or dispositions; our ability to offset or recover significant material surcharges; the effect of pension and other post-employment benefit obligations; as well as those factors identified in our filings with the SEC (including our Annual Report on Form 10-K for the year-ended December 31, 2004). We assume no obligation to update these forward-looking statements.
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VISTEON CORPORATION AND SUBSIDIARIES
SECOND QUARTER 2005 FINANCIAL INFORMATION SUMMARY
(preliminary and unaudited)
(in millions, except per share amounts)

Sales
Ford and affiliates	$3,223
Other customers	1,780

Total sales	$5,003

Costs of sales	$5,891

Selling, administrative and other expenses	$274

Operating loss	$(1,162)

Loss before income taxes and minority interests	$(1,185)

Net loss	$(1,193)

Net loss per share
Basic and diluted	$(9.49)

Average shares outstanding
Basic and diluted	125.7

Special charges (included in costs of sales)	$(1,132)

Special charges above, after-tax	$(1,132)

Special charges per share, based on average diluted shares outstanding above	$(9.01)

Other Selected Information

Depreciation and amortization
Depreciation	$154
Amortization	26

Total depreciation and amortization	$180

Net interest expense	$31

Income tax benefit	$(2)

Capital expenditures (including $2 million related to capital leases)	$152

Cash and borrowing
Cash	$823
Borrowing	1,921